Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the Fourth Quarter and Fiscal Year 2008

Files Annual Report on Form 10-K for Fiscal Year 2008

Burlington, Mass. – June 30, 2009 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced financial results for the fourth quarter and fiscal year 2008, ended June 30, 2008.

Mark Fusco, Chief Executive Officer of AspenTech, said “The company delivered a strong operational performance in fiscal 2008, highlighted by annual license bookings growth of over 15% and record cash flows from operations.”  Fusco added, “We are pleased to achieve another milestone related to bringing the company’s financial statements current.  We have now completed our first audit process and Annual Report on Form 10-K with KPMG, and we are executing against plans to finish our fiscal 2009 reports as quickly as possible.”

Income Statement for Fourth Quarter of Fiscal 2008

For the fourth quarter ended June 30, 2008, AspenTech reported total revenue of $98.3 million, a decrease of 3% compared to the fourth quarter of fiscal 2007. Within total revenue, license revenue was $59.7 million, a decrease of 12%, and services revenue was $38.6 million, an increase of 15%, both compared to the fourth quarter of fiscal 2007.

During the fourth quarter of fiscal 2008, the company entered into three contracts with a net present value totaling $12.5 million that did not meet all of the criteria for revenue recognition as of the end of the quarter.  There was not a comparable impact on the prior year period.  As previously disclosed, license bookings were approximately $70 million in the fourth quarter of fiscal 2008, up slightly compared to the fourth quarter of fiscal 2007.

AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $21.1 million in the fourth quarter of fiscal 2008, representing an operating margin of 21.4%, compared to $24.0 million in the fourth quarter of fiscal 2007.

Net income was $20.7 million for the fourth quarter of fiscal 2008, compared to $17.9 million for the fourth quarter of fiscal 2007.  Diluted income per share attributable to common shareholders was $0.22 for the quarter ended June 30, 2008, three cents better than the fourth quarter of fiscal 2007.

Income Statement for the Full Year Fiscal 2008

For the fiscal year ended June 30, 2008, AspenTech reported total revenue of $311.6 million, a decrease of 9% compared to fiscal 2007. Within total revenue, license revenue was $168.4 million, a decrease of 16%, and services revenue was $143.2 million, an increase of 1%, both compared to the full fiscal year 2007.

During fiscal 2008, the company entered into seven contracts with a net present value totaling approximately $57.5 million that did not meet all of the criteria for revenue recognition as of the end of the fiscal year.  There was no comparable impact on the prior fiscal year period.

AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $18.6 million for fiscal 2008, representing an operating margin of 6%, compared to $55.4 million for fiscal 2007.

Net income was $24.9 million for fiscal 2008, compared to $45.5 million for fiscal 2007.  Diluted income per share attributable to common shareholders was $0.27 for fiscal 2008, compared to $0.50 for fiscal 2007.

Balance Sheet and Cash Flow

The company’s cash balance at the end of fiscal 2008 was approximately $134 million, an increase compared to approximately $132 million at the end of fiscal 2007. Cash flow from operations was $70.8 million during fiscal 2008, offset by cash used in investing activities of $9.8 million and cash used in financing activities of $59.8 million.

Total company-owned accounts and installments receivable balances were $221.2 million at the end of fiscal 2008, an increase of $131.1 million from $90.0 million at the end of fiscal 2007.   The company’s secured borrowings balance at the end of fiscal 2008 was $147.2 million, a reduction of $58.9 million from $206.1 million at the end of fiscal 2007.

The company’s total deferred revenue balance at June 30, 2008, was $106.9 million, an increase of 59% compared to the end of fiscal 2007.

Conference Call and Webcast

AspenTech will host a conference call and webcast tomorrow, July 1, 2009, at 8:30 am (Eastern Time) to discuss the Company’s fourth quarter 2008 financial results and related corporate and financial matters.  The live dial-in number is (877) 239-3024, conference ID code 17469720. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 17469720 through July 8, 2009.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing – including oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: fluctuations in AspenTech’s quarterly revenues, operating results and cash flow; difficulty in predicting quarterly revenue levels and operating results due to AspenTech’s lengthy sales cycle; economic downturn in the highly cyclical oil and gas, chemicals, petrochemicals and petroleum industries from which AspenTech derives a majority of its total revenues; substantial damages and expenses AspenTech might incur as the result of securities and derivative litigation and government investigations based on AspenTech’s restatement of its consolidated financial statements due to AspenTech’s prior software accounting practices; a determination that AspenTech has failed to comply with its existing consent decree with the Federal Trade Commission; failure to remedy effectively material weaknesses identified by AspenTech in its internal control over financial reporting; risks associated with the delisting of AspenTech’s common stock from The NASDAQ Stock Market; failure to manage international operations effectively, or failure to address the challenges associated with transacting business internationally; competition from software offered by current competitors and new market entrants, as well as from internally developed solutions; failure to develop new software products or enhance existing products and services; new accounting standards or interpretations of existing accounting standards that could adversely affect AspenTech’s operating results; failure to develop or maintain strategic alliance relationships; failure to raise capital when needed; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended		Year Ended
	June 30, 2008	June 30, 2007	2008	2007

Revenues:
Software licenses	$59,688	$67,883	$168,404	$199,761
Service and other	38,624	33,487	143,209	141,268
Total revenues	98,312	101,370	311,613	341,029
Cost of revenues:
Cost of software licenses	4,675	4,159	15,916	14,588
Cost of service and other	17,253	17,862	69,077	72,426
Amortization of technology related intangible assets	—	1,340	—	6,546
Total cost of revenues	21,928	23,361	84,993	93,560
Gross profit	76,384	78,009	226,620	247,469
Operating costs:
Selling and marketing	28,736	26,554	99,682	93,387
Research and development	11,326	11,364	45,179	42,703
General and administrative	15,232	14,983	54,565	51,010
Restructuring charges	(5)	1,002	8,623	4,634
(Gain) loss on sales and disposals of assets	21	98	(66)	332
Total operating costs	55,310	54,001	207,983	192,066
Income from operations	21,074	24,008	18,637	55,403
Interest income	5,702	5,802	23,784	21,909
Interest expense	(4,045)	(4,618)	(17,783)	(18,613)
Other income (expense), net	(1,460)	(3,605)	3,386	(734)
Income before provision for taxes	21,271	21,587	28,024	57,965
Provision for income taxes	(613)	(3,650)	(3,078)	(12,447)
Net income	20,658	17,937	24,946	45,518
Accretion of preferred stock discount and dividends	—	—	—	(7,290)
Net income (loss) applicable to common stockholders	$20,658	$17,937	$24,946	$38,228

Earnings (loss) per common share:
Basic	$0.23	$0.20	$0.28	$0.54
Diluted	$0.22	$0.19	$0.27	$0.50
Weighted average shares outstanding:
Basic	89,998	88,472	89,640	70,879
Diluted	94,162	93,299	94,092	91,869

Supplemental information —

Stock-based compensation costs included in the Statements of Operations

	Quarters Ended		Years Ended
	June 30,		June 30,
	2008	2007	2008	2007
Recorded as expense:
Cost of service and other	$221	$408	$1,254	$1,522
Selling and marketing	657	859	3,345	3,424
Research and development	223	609	1,411	1,915
General and administrative	1,129	1,207	4,590	4,201
Total stock-based compensation	$2,230	$3,083	$10,600	$11,062

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,
	2008	2007
	(In Thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$134,048	$132,267
Accounts receivable, net	86,870	47,200
Current portion of installments receivable, net	51,762	14,214
Current portion of collateralized receivables, net	43,186	104,473
Unbilled services	3,459	10,641
Prepaid expenses and other current assets	11,710	10,163
Deferred tax assets	2,305	—
Total current assets	333,340	318,958
Non-current installments receivable, net	82,528	28,613
Non-current collateralized receivables, net	92,163	140,603
Property, equipment and leasehold improvements, net	11,799	6,535
Computer software development costs	5,443	11,104
Other intangible assets, net	615	585
Goodwill	19,019	19,112
Other non-current assets	9,719	3,387
	554,626	528,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	47,816	101,826
Current portion of term debt	—	193
Accounts payable	6,586	5,833
Accrued expenses	61,746	67,068
Income taxes payable	13,877	28,674
Deferred revenue	86,551	62,345
Current deferred tax liability	457	—
Total current liabilities	217,033	265,939
Long-term secured borrowing	99,391	104,324
Deferred revenue	20,354	4,761
Other non-current liabilities	45,035	16,667
Commitments and contingencies (Notes 11, 12 and 13)
Series D redeemable convertible preferred stock, $0.10 par value—
Authorized— 3,636 shares in 2008 and 2007
Issued and outstanding— none in 2008 or 2007	—	—
Stockholders’ equity:
Common stock, $0.10 par value— Authorized—120,000,000 shares
Issued— 90,235,526 shares in 2008 and 89,133,494 shares in 2007
Outstanding— 90,002,062 shares in 2008 and 88,900,030 shares in 2007	9,024	8,913
Additional paid-in capital	493,088	480,671
Accumulated deficit	(336,517)	(361,463)
Accumulated other comprehensive income	7,731	9,598
Treasury stock, at cost—233,464 shares of common stock in 2008 and 2007	(513)	(513)
Total stockholders’ equity	172,813	137,206
	$554,626	$528,897